RANDGOLD & EXPLORATION COMPANY LIMITED
Incorporated in the Republic of South Africa)
(Registration number 1992/005642/06)
Share code: RNG
ISIN: ZAE000008819
NASDAQ Trading Symbol: RANGY
("Randgold" or "the Company")

WITHDRAWAL OF CAUTIONARY ANNOUNCEMENT

Further to the cautionary announcement published on 25 September 2003 regarding Randgold Resources Limited's merger proposal with Ashanti Goldfields Company Limited, shareholders are advised that this proposal was not accepted. Accordingly, shareholders are advised that caution is no longer required when dealing in their Randgold shares.

Johannesburg
12 November 2003

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